Exhibit 99.1

Community Bank Shares of Indiana, Inc. (CBIN) Announces Corporate Name Change and New NASDAQ Ticker Symbol to Better Align with Growth of Brand

New Albany, Ind. (June 29, 2015) — Community Bank Shares of Indiana, Inc. (NASDAQ:CBIN), the holding company for Your Community Bank and The Scott County State Bank, announced today that it has officially changed the name of the company to Your Community Bankshares, Inc. In conjunction with the corporate name change, the company will change the ticker symbol listed on NASDAQ from “CBIN” to “YCB” effective July 1, 2015.

“We are very pleased to align our corporate name and stock symbol to better represent the company’s growing footprint across the region,” stated James D. Rickard, President and Chief Executive Officer of Your Community Bankshares, Inc. “The completion of the company’s acquisition of First Financial Service Corporation of Elizabethtown earlier this year positioned us for additional growth in new markets. As Your Community Bankshares, Inc., we are well-positioned to continue strengthening awareness among investors and customers in the growing number of communities we serve.”

Your Community Bankshares, Inc. operates more than 35 financial centers in Clark, Floyd and Scott counties in Indiana, and Bullitt, Fayette, Hardin, Hart, Jefferson, Meade, and Nelson counties in Kentucky.

Your Community Bankshares, Inc.

Your Community Bankshares, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes two wholly owned, state-chartered subsidiary banks, Your Community Bank and The Scott County State Bank. The Company operates more than 35 financial centers in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2014 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

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CONTACT:

Michael Hatfield
V.P., Marketing Director

Your Community Bankshares, Inc.

812-981-7337